Exhibit 99.1

Alliqua BioMedical, Inc. Reports Fourth Quarter and Fiscal Year 2015 Financial Results

Revenue Growth of 214% in FY 2015; Provides Fiscal 2016 Revenue Outlook

YARDLEY, Pa., February 23, 2016 (GLOBE NEWSWIRE) – Alliqua BioMedical, Inc. (Nasdaq: ALQA) (“Alliqua” or “the Company”), a provider of advanced wound care products, today announced financial results for the fourth quarter and fiscal year ended December 31, 2015.

Fourth Quarter 2015 Summary:

•	Total revenue increased 187% year-over-year to $4.8 million. Organic revenue growth was approximately 38% year-over-year.
•	Products revenue increased 216% year-over-year to $4.3 million. Organic product revenue growth was 32% year-over-year.
•	Gross margin was 62%, compared to 47% in the same period last year and 67%. Product margin revenue was approximately 77% in the quarter.

Fiscal Year 2015 Summary:

•	Total revenue increased 214% year-over-year to $15.0 million. Organic revenue growth was approximately 72% year-over-year.
•	Products revenue increased 330% year-over-year to $12.9 million. Organic product revenue growth was 103% year-over-year.
•	Gross margin was 60%, compared to 32% in the same period last year. Product margin revenue was approximately 77% in fiscal year 2015.

Highlights Subsequent to Quarter-End:

•	On January 27th, the Company announced a group purchasing agreement with HealthTrust.
•	On January 28th, the Company announced that it will remain the exclusive commercial partner for Biovance® Human Amniotic Membrane Allograft and Interfyl™ Human Connective Tissue Matrix, following the completion of Human Longevity, Inc.’s planned purchase of LifebankUSA and other select assets from Celgene Cellular Therapeutics.

“We ended the 2015 fiscal year with triple digit, year-over-year growth in the fourth quarter led by contributions from our portfolio of advanced wound care products, particularly our MIST Therapy® and Sorbion franchises,” said David Johnson, Chief Executive Officer of Alliqua. “Over the course of 2015, we grew our wound care business, achieving products’ revenue of $12.9 million for the fiscal year, while continuing to execute on our business strategy, most notably by successfully completing our acquisition of Celleration and expanding Medicare coverage for our Biovance product.”

“We remain committed to continued growth and execution as we move into 2016. In late January, for example, we announced a group purchasing agreement with HealthTrust and announced that we would remain the exclusive commercial partner for an existing pipeline of human placental-based products with Human Longevity, Inc., pending the close of their transaction with Celgene. In this way, as we continue to execute on our strategic plan, we will best position ourselves to capitalize on our products’ tremendous growth opportunities.”

Fourth Quarter 2015 Results:

Alliqua BioMedical, Inc. and Subsidiaries

Revenue Summary

($, Thousands)	Three Months Ended December 31,		Increase / Decrease
	2015	2014	$ Change	% Change
Products	$4,268.4	$1,349.0	$2,919.4	216.4%
Contract Manufacturing	508.7	315.3	193.4	61.3%
Revenue, net	$4,777.1	$1,664.3	$3,112.8	187.0%

Total revenue for the fourth quarter of 2015 increased $3.1 million, or 187% year-over-year, to $4.8 million. Sales of the Company’s products – including hydrogels, sorbion, Biovance, TheraBond and MIST Therapy® increased $2.9 million, or 216%, year-over-year. Organic product revenue growth was 32% year-over-year. Revenue from MIST Therapy, acquired from Celleration on May 29th 2015, was approximately $2.5 million in the fourth quarter of 2015. Organic revenue growth was approximately 38% year-over-year.

Gross profit for the fourth quarter of 2015 was $3.0 million, or 62% of sales, compared to a gross profit of $778 thousand, or 47% of sales, during the same period last year. The increase in gross margin was due to product sales comprising a greater portion of the Company’s revenue, which typically command higher gross profit margins than contract sales. Gross margin on product sales was approximately 77% in the fourth quarter of fiscal year 2015.

Total operating expenses for the fourth quarter of 2015 increased $1.6 million, or 25% year-over-year, to $7.7 million. The increase in operating expenses in the fourth quarter of 2015 was primarily due to higher compensation and benefits related to increased headcount compared to the prior year and the incremental expenses related to the operations of our acquisition of Celleration, Inc., offset by a reduction in the fair value of our contingent consideration liability.

Loss from operations for the fourth quarter of 2015 was $4.7 million, compared to a loss of $5.3 million for the same period last year. Net loss for the fourth quarter of 2015 was $4.2 million, or ($0.16) per diluted share, compared to a net loss of $5.4 million, or ($0.34) per diluted share, last year.

Non-GAAP net loss for the fourth quarter of 2015 was $4.8 million, or ($0.18) per diluted share, compared to a non-GAAP net loss of $3.3 million, or ($0.21) per diluted share, last year. The Company defines non-GAAP net loss as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in fair value of warrant liability.

Alliqua BioMedical, Inc. and Subsidiaries

Fiscal Year Revenue Summary

($, Thousands)	Year Ended December 31,		Increase / Decrease
	2015	2014	$ Change	% Change
Products	$12,905.3	$3,003.5	$9,901.8	329.7%
Contract Manufacturing	2,135.6	1,782.6	353.0	19.8%
Revenue, net	$15,040.9	$4,786.1	$10,254.8	214.3%

Fiscal Year 2015 Results:

Total revenue for the year ended December 31, 2015 increased $10.3 million, or 214% year-over-year, to $15.0 million. Sales of the Company’s proprietary products – including MIST Therapy, Sorbion, Biovance and Therabond – increased $9.9 million, or 330%, year-over-year. Revenue from MIST Therapy acquired from Celleration in May 2015 was $6.1 million. Organic growth in product revenue was 103%, year-over -year.

Gross profit for fiscal year 2015 increased $7.5 million to $9.0 million, or 60% of total sales, compared to a gross profit of $1.5 million last year, or 32% of total sales. The increase in gross margin was due to a higher concentration of proprietary product sales. Product sales had a gross margin of approximately 77% in fiscal year 2015. Net loss for the fiscal year of 2015 was $26.0 million compared to a net loss of $25.4 million for the same period last year.

As of December 31, 2015, the Company had $26.1 million in cash and cash equivalents, compared to $16.8 million at December 31, 2014. The increase was largely attributable to net proceeds from the issuance of common stock of $32.2 million, net proceeds from long-term debt of $14.2 million offset by cash used in operating activities of $21.6 million and $14.9 million used to fund the acquisition of Celleration during the year ended December 31, 2015.

Fiscal Year 2016 Revenue Outlook:

For the fiscal year ending December 31, 2016, the Company expects total revenue of $22 million to $24 million, representing growth in the range of approximately 46% to 60% year-over-year on a GAAP basis. This represents a 15% to 25% increase in revenue from the fiscal year ended December 31, 2015 pro forma revenue (assuming the Company had recorded a full year of MIST Therapy revenue) of approximately $19.1 million.

Conference Call

The Company will host a teleconference at 8:00 a.m. Eastern Time on February 23rd to discuss the results of the quarter, and to host a question and answer session. Those interested in participating on the call may dial 888-510-1785 (719-325-2472 for international callers) and provide access code 5758784 approximately 10 minutes prior to the start time. A live webcast of the call will be made available on the investor relations section of the Company’s website at http://ir.alliqua.com.

For those unable to participate, a replay of the call will be available for two weeks at 888-203-1112 (719-457-0820 for international callers); access code 5758784. The webcast will be archived on the investor relations section of Alliqua’s website.

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions, committed to restoring tissue and rebuilding lives. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner’s ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of dressings for wound care under the SilverSeal® and Hydress® brands, as well as the sorbion sachet S® and sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. The Company’s Mist Therapy System® uses painless, noncontact low-frequency ultrasound to stimulate cells below the wound bed to promote the healing process. Alliqua also markets the human biologic wound care product Biovance.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its hydrogel technology. Alliqua’s electron beam production process, located at its 16,500 square foot Good Manufacturing Practice (GMP) manufacturing facility, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. The Company has locations in Yardley, PA, Langhorne, PA and Eden Prairie, MN.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K filed with the SEC, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014

Revenue, net of returns, allowances and discounts	$4,777,140	$1,664,268	$15,040,929	$4,786,131

Cost of revenues	1,807,809	886,730	6,049,520	3,270,955

Gross profit	2,969,331	777,538	8,991,409	1,515,176

Operating expenses
Selling, general and administrative	9,872,530	6,071,993	35,180,436	26,155,008
Research and product development	222,397	-	715,074	-
Acquisition-related	-	-	2,875,586	546,970
Change in fair value of contingent consideration liability	(2,431,432)	37,564	(1,473,700)	231,598
Total operating expenses	7,663,495	6,109,557	37,297,396	26,933,576

Loss from operations	(4,694,164)	(5,332,019)	(28,305,987)	(25,418,400)

Other income (expense)
Interest expense	(664,941)	-	(1,564,990)	(384)
Interest income	9,971	7,984	41,675	30,739
Change in value of warrant liability	706,713	(24,066)	2,094,784	(43,390)
Total other income (expense)	51,743	(16,082)	571,469	(13,035)

Net loss before income tax	(4,642,421)	(5,348,101)	(27,734,518)	(25,431,435)

Income tax benefit (expense)	409,598	(3,500)	1,717,703	(14,000)

Net loss	$(4,232,823)	$(5,351,601)	$(26,016,815)	$(25,445,435)

Basic and diluted net loss per common share	$(0.16)	$(0.34)	$(1.13)	$(1.74)

Weighted average shares used in computing basic and diluted net loss per common share	26,977,188	15,767,165	23,061,931	14,628,981

  ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2015	2014

ASSETS:
Current Assets:
Cash and cash equivalents	$26,080,384	$16,770,879
Accounts receivable, net	2,516,808	968,616
Inventory, net	3,132,538	1,411,748
Prepaid expenses and other current assets	942,015	477,824
Total current assets	32,671,745	19,629,067
Improvements and equipment, net	1,846,809	1,434,027
Intangible assets, net	33,893,694	4,387,293
Goodwill	21,166,412	4,100,295
Other assets	172,868	173,042
Total assets	$89,751,528	$29,723,724

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$2,637,971	$1,757,742
Accrued expenses and other current liabilities	3,129,976	2,067,859
Contingent consideration, current	5,146,585	-
Warrant liability	860,651	304,223
Total current liabilities	11,775,183	4,129,824
Long-term debt, net	12,126,390	-
Contingent consideration, long-term	11,881,313	2,931,598
Deferred tax liability	1,468,066	67,000
Other long-term liabilities	75,733	84,071
Total liabilities	37,326,685	7,212,493

Commitments and Contingencies

Stockholders’ Equity
Preferred Stock, par value $0.001 per share, 1,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock, par value $0.001 per share, 45,714,286 shares authorized; 27,668,913 and 16,202,689 shares issued and outstanding as of December 31, 2015 and 2014, respectively	27,669	16,203
Additional paid-in capital	148,456,703	92,537,742
Accumulated deficit	(96,059,529)	(70,042,714)
Total stockholders’ equity	52,424,843	22,511,231
Total liabilities and stockholders’ equity	$89,751,528	$29,723,724

Use of Non-GAAP Financial Measures

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

The Company has presented the following non-GAAP financial measures in this press release: non-GAAP net loss, and non-GAAP net loss per share. The Company defines non-GAAP net loss as its reported net loss (GAAP) excluding income tax expense (benefit), stock-compensation expense, one-time charges and other non-recurring operating costs and expenses, intangible asset amortization, change in fair value of contingent consideration and change in value of warrant liability.

ALLIQUA BIOMEDICAL, INC. AND SUBSIDIARIES

Reconciliation of GAAP to Non-GAAP results

(Unaudited)

(U.S. dollars in thousands)	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Table of Reconciliation from GAAP Net Loss to Non-GAAP Net Loss

GAAP Net Loss	$(4,233)	$(5,352)	$(26,017)	$(25,445)
Stock-based compensation	2,053	1,711	8,634	10,730
Acquisition related expenses	-	-	2,876	547
Intangible asset amortization	889	233	2,446	763
Change in fair value of contingent consideration	(2,431)	37	(1,474)	232
Change in value of warrant liability	(706)	24	(2,094)	44
Income tax (benefit) expense	(410)	4	(1,717)	14
Non-GAAP Net Loss	$(4,838)	$(3,343)	$(17,346)	$(13,315)

Table Comparing GAAP Diluted Net Loss Per Common Share to Non-GAAP Diluted Net Loss Per Common Share

GAAP diluted net loss per common share	$(0.16)	$(0.34)	$(1.13)	$(1.74)
Non-GAAP diluted net loss per common share	$(0.18)	$(0.21)	$(0.75)	$(0.91)
Shares used in computing GAAP & Non-GAAP diluted net loss per common share	26,977,188	15,767,165	23,061,931	14,628,981

Investor Relations:

Westwicke Partners on behalf of Alliqua BioMedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com